Exhibit 99.1

BUSINESS & FINANCIAL EDITORS                                STANLEY R. ZAX
                                                            Chairman & President
FOR IMMEDIATE RELEASE
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           ZENITH SIGNS CONTRACT TO SELL ITS HOME-BUILDING BUSINESS


WOODLAND HILLS, CALIFORNIA, October 8, 2002. Zenith National Insurance Corp. (NYSE:ZNT) announced today the entering into of a definitive agreement to sell its real estate assets and home-building business in Las Vegas, Nevada to Meritage Corporation. Conditions as to the closing and release of funds are anticipated to occur later today. Zenith estimates that it will record a gain on the sale in the fourth quarter of about $7.0 million, after tax, and will receive approximately $28.0 million in repayment of intercompany loans from its home-building subsidiary.

         Commenting on the transaction, Stanley R. Zax, Chairman and President, said, "the consummation of the sale will strengthen Zenith's financial condition and facilitate the continued expansion of its workers' compensation and reinsurance business."

         Zenith is a property-casualty insurance organization with headquarters in Woodland Hills, California. Through its insurance subsidiaries, Zenith provides workers' compensation insurance nationally and reinsurance.

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